State of Delaware
Secretary of State
Division of Corporations
Delivered 04:22 PM 02/21/2012
FILED 04:11 PM 02/21/2012
SRV 120199644 - 4844647 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF ADVANCED VENTURES CORP.

(Pursuant to Section 242 of the Delaware General Corporation Law)

ADVANCED VENTURES CORP. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The Certificate of Incorporation of the Corporation is amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

> "The amount of the total stock that this corporation is authorized to issue is 3,000,000,000 shares of common stock with a par value of $0.0001 per share.

SECOND: The Certificate of Incorporation of the Corporation is amended by adding the following text as a new paragraph at the end of the Article thereof numbered "FOURTH":

> "Effective as of March 7, 2012, each one (1) shares of the issued and outstanding Common Stock, $.0001 par value, of the Corporation shall be forward split into fifteen (15) shares of Common Stock of the Corporation. This forward stock split shall affect only issued and outstanding shares. Each record and beneficial holder who would receive a fractional share as a result of the forward stock split shall receive, in lieu thereof, a whole share."

THIRD: The effective date of this Certificate of Amendment shall be March 7, 2012.

FOURTH: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the joint written consent of all of the members of the Board of Directors of the Corporation and the holder of a majority of the Corporation's issued and outstanding common stock pursuant to Section 141(f) and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf by Xu Fei, its President on this 21 day of February, 2012, and its President acknowledges that this Certificate of Amendment is the act and deed of the Corporation, and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

____

Name: Xu Fei
Title: President

5105232.1